EXHIBIT 99.1

HINES REIT DECLARES DIVIDENDS FOR JANUARY 2005

     (HOUSTON, TX) — Hines Real Estate Investment Trust, Inc. (Hines REIT) announced that its Board of Directors declared dividends for the month of January 2005. The declared dividends will be calculated based on shareholders of record each day during the month and will equal a daily amount that, if paid each day over a 12 month period, would equal a 6.0% annualized rate of return on an investment of $10.00 per share. The dividends will be aggregated and paid in cash in April 2005.

     Hines REIT indirectly holds an interest in Hines-Sumisei U.S. Core Office Fund L.P. (with its subsidiaries, the Core Fund). The Core Fund is an investment vehicle which was organized in August 2003 by Hines Interests Limited Partnership to acquire a portfolio of Class A, geographically diverse, core office buildings in the United States. The Core Fund currently owns interests in a portfolio of eight office properties located in New York, Washington D.C., Houston and San Francisco.

     Hines REIT is located at 2800 Post Oak Boulevard, Suite 5000, Houston Texas 77056.

This is neither an offer nor a solicitation to purchase securities of Hines REIT. Such an offer can be made only by means of a prospectus. For a prospectus, please contact Hines Real Estate Securities, Inc., the dealer manager, at 2800 Post Oak Boulevard, Suite 4700, Houston Texas 77056, phone 1-888-446-3773.

Neither the Securities and Exchange Commission, the Attorney General of the State of New York nor any other state securities regulator has passed on or endorsed the merits of the offering of Hines REIT. Any representation to the contrary is unlawful.